Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 of Home Bancshares, Inc. of our report dated March 5, 2021, on our audits of the consolidated financial statements of Happy Bancshares, Inc. (the Company) as of December 31, 2020 and 2019, and for each of the years then ended. We also consent to the inclusion of our report dated March 5, 2021, on our audit of the internal control over financial reporting of the Company as of December 31, 2020. We also consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus included in the Registration Statement.

BKD, LLP

Houston, Texas

October 22, 2021